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                                                                    EXHIBIT 23.5

PERSONAL AND CONFIDENTIAL

February 14, 2000


Board of Directors
Zions Bancorporation
One South Main Street
Salt Lake City, Utah  84111

Re: Amendment No. 1 to Registration Statement (File No. 333-91401) of Zions Bancorporation

Ladies and Gentlemen:

Reference is made to our opinion letter (the "Opinion Letter") dated on or about the date of this Registration Statement with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, without par value (the "Shares"), of Zions Bancorporation ("Zions"), of the exchange ratio of one share of Common Stock, par value $1.25 per share (the "Surviving Corporation Common Stock"), of the Surviving Corporation (as defined in the Opinion Letter), to be exchanged for each Share, following a reverse stock split in which each outstanding share of Common Stock, par value $1.25 per share, of First Security Corporation ("First Security") will be reclassified and converted into 0.442 shares of Surviving Corporation Common Stock, all pursuant to the Agreement and Plan of Merger, dated as of June 6, 1999, by and between Zions and First Security.

The Opinion Letter is provided for the information and assistance of the Board of Directors of Zions in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Zions has determined to include the Opinion Letter in Amendment No. 1 to the Registration Statement referenced above to be filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the above-referenced transaction.

In that regard, we hereby consent to the reference to the Opinion Letter under the captions "Summary", "The Merger - Background of the Merger", "The Merger - Reasons of Zions for the Merger and Recommendation of the Zions Board", "Opinion of Zions' Financial Advisor" and "Appendix D" and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do


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Board of Directors
Zions Bancorporation
February 14, 2000
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not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.


Very truly yours,



/s/ Goldman, Sachs & Co.
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(Goldman, Sachs & Co.)